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                        SECURITIES AND EXCHANGE COMMISSION


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                                    FORM 8-K



                                  CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



    Date of Report (date of earliest event reported):      January 26, 1994
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                                     Armco Inc.
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                 (Exact name of registrant as specified in charter)



             Ohio                    1-873-2             31-0200500
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(State or other jurisdiction        (Commission         (I.R.S. Employer
of incorporation or organization)   File Number)        Identification No.)



One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania   15219
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         (Address of principal executive offices)             (Zip Code)



     Registrant's telephone number, including area code:  412/255-9800
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Item 5.  Other Events.


     1. Armco Inc. ("Armco") announced on January 26, 1994, that Armco Steel Company, L.P. ("ASC"), the flat-rolled carbon steel joint venture equally owned by Armco and Kawasaki Steel Corporation, has begun implementing a proposed plan to restructure and recapitalize itself through the sale of equity in an initial public offering and debt in a senior note offering. Under the terms of the plan, if successfully implemented, the proceeds from the offerings would be used by ASC primarily to reduce its debt and unfunded pension liability, Armco's obligations to make cash payments to the venture would be eliminated and Armco's ownership would be reduced to less than one percent.

     2. On January 28, 1994, Armco signed a letter of intent to sell its ongoing insurance operations to Vik Brothers Insurance, Inc., a privately owned property and casualty insurance holding company. Under the terms of the letter of intent, $70 million would be paid at closing and $15 million would be paid in three years, subject to a reserve analysis and adjustment at that time. Proceeds from the sale will remain committed to the support of Armco's runoff insurance subsidiaries. Armco recorded a charge against 1993 fourth quarter earnings of $45.0 million in connection with the proposed sale. The transaction is subject to a number of conditions, including a definitive purchase agreement, approval by regulatory authorities and approval of the boards of directors of Armco and the purchaser.
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                                     SIGNATURES




       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           ARMCO INC.



Date:   February 4, 1994	             By:   /s/ Gary R. Hildreth
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                                                  Gary R. Hildreth
                                               Corporate Vice President
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